Exhibit 99.1

SCBT Financial Corporation Completes Acquisition of New Commerce BanCorp

    COLUMBIA, S.C.--(BUSINESS WIRE)--April 8, 2005--SCBT Financial Corporation (NASDAQ: SCBT) and its lead banking subsidiary, South Carolina Bank and Trust, N.A., announced today the completion of its acquisition of New Commerce Bancorp and its banking subsidiary, New Commerce Bank. Under the terms of the acquisition, New Commerce BanCorp shareholders will receive $18.00 in cash for each share of New Commerce BanCorp common stock that they own. Following overwhelming approval by the New Commerce shareholders and final regulatory approval, all of the operations of New Commerce will be merged into South Carolina Bank and Trust, following the close of business on April 8, 2005. Thereafter, New Commerce's banking branches will be operated under the name South Carolina Bank and Trust.
    "We're excited about the opportunity to leverage our existing branch network in the vibrant Greenville County market," said Richard
C. Mathis, chief financial officer of SCBT Financial. "We believe that strategic acquisitions in high-growth markets like this will enhance our ability to deliver superior financial performance for SCBT and its shareholders."
    The merger will add two additional SCBT offices in the fast growing Upstate area of South Carolina. The offices, located at 1 Five Forks Plaza in Simpsonville and at 501 New Commerce Court in Greenville, will open as South Carolina Bank and Trust on Monday, April 11. Emily L. Sherman will manage the Simponville office and Sandy Elvington will manage the Greenville location.
    "It's rare that you find two companies that are so closely matched in their philosophy of banking. Both organizations are dedicated to putting the customer first and providing fast, friendly and accurate service to our customers," said John Windley, regional president, South Carolina Bank and Trust.
    South Carolina Bank and Trust, the 4th largest bank headquartered in South Carolina, and South Carolina Bank and Trust of the Piedmont are subsidiaries of SCBT Financial Corporation. Serving the needs of South Carolinians for over 70 years, SCBT Financial Corporation currently operates 36 financial centers in 12 South Carolina counties and has assets of approximately $1.6 billion upon consummation of the acquisition. More information can be found at www.SCBandT.com.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding SCBT Financial Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a listing of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward Looking Statements" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

    CONTACT: SCBT
             Richard C. Mathis, 803-765-4618